FOR IMMEDIATE RELEASE
CONTACT:  Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR SECOND QUARTER

Waldorf, Maryland, July 22, 2011 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), reported consolidated net income available to common shareholders for the three months ended June 30, 2011 increased $183,711, or 22.29%, to $1,008,063 or $0.33 per common share (fully diluted) compared to $824,352 or $0.27 per common share (fully diluted) for the three months ended June 30, 2010. The increase in the second quarter was primarily due to growth in noninterest income and net interest income as a result of the Bank’s larger average asset size and lower cost of funds compared with the same period in 2010.

Consolidated net income available to common shareholders for the six months ended June 30, 2011 decreased $939,215, or 47.51%, to $1,037,828 or $0.34 per common share (fully diluted) compared to $1,977,043 or $0.66 per common share (fully diluted) for the six months ended June 30, 2010. The year to date decrease was primarily attributable to first quarter 2011 increases in the provision for loan losses to reflect current appraisals or contracted sales amounts for nonperforming assets.

“During the first half of 2011, our focus was to resolve nonperforming assets. In the second quarter, we made significant progress in that initiative by disposing of $5.9 million in OREO as well as foreclosing on $5.4 million in nonperforming loans to permit final disposition. The funds provided by the disposition of OREO were redeployed into interest-earning assets,” said Michael Middleton, Tri-County Financial Corporation Chairman, President and CEO. “Nonperforming assets have decreased from 2.71% of total assets at December 31, 2010 to 1.63% of total assets at June 30, 2011.”

“To that point, we believe that our total loan delinquency rate at 1.33%, which includes all loans greater than 30 days past due, is a leading indicator of the health of our loan portfolio. Our delinquency rate is over 300 basis points better than our peer group,1” said James Burke, Community Bank of Tri-County, Executive Vice President and Chief Credit Officer. “Our delinquency rate has steadily improved from 4.16% at December 2009 to 1.33% at June 30, 2011. Current delinquency levels have returned to levels we experienced prior to the 2008 financial crisis.”

The Bank broke ground in June 2011 for its operations center in Waldorf, Maryland and is near completion of the permit process to build its newest branch in Dahlgren, Virginia. Both projects are scheduled for delivery in the first quarter of 2012.

1 Source: March 31, 2011 Uniform Bank Performance Report. Peer total delinquency reported at 4.54%.

TRI-COUNTY FINANCIAL CORPORATION

	As of June 30, 2011	As of December 31, 2010	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$905,774,797	$885,936,102	$19,838,695	2.24%
Cash, federal funds sold and interest-bearing deposits	13,986,589	9,823,436	4,163,153	42.38%
Securities	136,104,760	161,934,541	(25,829,781)	(15.95)%
Loans receivable, net	692,247,025	654,449,936	37,797,089	5.78%
Foreclosed real estate (OREO)	10,546,881	10,469,302	77,579	0.74%
Total liabilities	834,830,448	814,831,175	19,999,273	2.45%
Total deposits	753,931,830	724,582,326	29,349,504	4.05%
Short-term borrowings	1,860,549	816,422	1,044,127	127.89%
Long-term debt	60,600,557	70,624,044	(10,023,487)	(14.19)%
Junior subordinated debentures	12,000,000	12,000,000	--	0.00%
TARP preferred stock	16,317,000	16,317,000	--	0.00%
Total stockholders’ equity	$70,944,349	$71,104,927	$(160,578)	(0.23)%
Book value per common share	$18.07	$18.25
Common shares outstanding	3,023,534	3,002,616
Tier 1 capital to average assets	9.44%	9.44%
Total capital to risk-weighted assets	12.27%	12.94%
Nonperforming loans (NPLs)	$4,212,175	$13,518,779	$(9,306,604)	(68.84)%
Nonperforming assets (NPLs + OREO)	14,759,056	23,988,081	(9,229,025)	(38.47)%
Troubled debt restructures (TDRs)	14,267,100	16,881,803	(2,614,703)	(15.49)%
Allowance for loan losses to total loans	1.01%	1.16%
Past due loans (PDLs) to total loans (31 to 90 days)	0.73%	0.17%
Nonperforming loans (NPLs) to total loans (>90 days)	0.60%	2.04%
Total loan delinquency (PDLs + NPLs) to total loans	1.33%	2.21%
Allowance for loan losses to nonperforming loans	168.57%	56.73%
Nonperforming assets (NPLs + OREO) to total assets	1.63%	2.71%
Nonperforming assets + TDRs to total assets (a)	3.15%	4.58%

(a) Ratio was adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

Assets increased primarily due to second quarter growth in the loan portfolio partially offset by decreases in securities as principal from maturing securities was used to retire long-term debt and fund loan growth. Loan growth was primarily due to net new loans of $39,202,974 in commercial real estate and $13,759,166 in residential mortgages offset by decreases of $10,566,456 in construction and land development and $4,657,264 in commercial loans. The majority of commercial real estate loan growth has been for amortizing loans secured by owner occupied real estate. Construction and land development loans have decreased from $62,509,558 at December 31, 2009 to $31,937,744 at June 30, 2011, as the Bank has deemphasized that type of lending in this economic environment.

Nonperforming loans as a percentage of total loans declined to 0.60% at June 30, 2011 compared to 2.04% at December 31, 2010. The Bank had 25 nonperforming loans representing 15 customer relationships at June 30, 2011. There were 32 nonperforming loans at December 31, 2010. Foreclosed real estate increased $77,579 as additions of $6,781,857 were offset by disposals of $6,388,395 and a valuation allowance of $315,883.  During the second quarter, the Bank continued to foreclose on problem loans and transferred $5,433,750 to OREO. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

 Increases in transaction accounts of $41,165,627 were partially offset by decreases to certificates of deposits of $11,816,123. The Bank’s transaction accounts increased from $286,383,452, or 39.52% of deposits, at December 31, 2010 to $327,549,079, or 43.45% of deposits, at June 30, 2011. Total debt decreased as liquidity available from retail deposits and maturing securities was utilized to pay debt.

The $160,578 decrease in stockholders’ equity was due to the payments of common stock dividends of $1,209,856 and preferred stock dividends of $423,465 and net stock related activities of $21,107 partially offset by net income of $1,461,293 and adjustments to other comprehensive income of $32,557 for the available for sale securities portfolio. Common stockholders' equity of $54,627,349 resulted in a book value of $18.07 per common share at June 30, 2011. The Company remains well-capitalized at June 30, 2011 with a Tier 1 capital to average asset ratio of 9.44%.

TRI-COUNTY FINANCIAL CORPORATION

	Six Months Ended
	June 30, 2011	June 30, 2010	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$19,736,222	$19,856,619	$(120,397)	(0.61)%
Interest expense	6,390,746	6,808,757	(418,011)	(6.14)%
Net interest income	13,345,476	13,047,862	297,614	2.28%
Provision for loan losses	2,896,691	1,662,804	1,233,887	74.21%
Noninterest income	1,722,926	1,505,569	217,357	14.44%
Noninterest expense	10,034,522	9,138,042	896,480	9.81%
Income tax expense	675,896	1,352,077	(676,181)	(50.01)%
Net income	1,461,293	2,400,508	(939,215)	(39.13)%
Net income available to common shareholders	$1,037,828	$1,977,043	(939,215)	(47.51)%
Return on average assets	0.33%	0.59%
Return on average equity	4.07%	6.89%
Interest rate spread	3.13%	3.19%
Net interest margin	3.30%	3.41%
Share Data:
Basic net income per common share	$0.34	$0.66
Diluted net income per common share	$0.34	$0.66
Weighted average common shares outstanding:
Basic	3,017,112	2,981,616
Diluted	3,054,601	2,999,233

The decrease in net income for the six months ended June 30, 2011 was principally due to increases in the provision for loan losses and noninterest expense. Net interest income increased $297,614 as a reduction in interest expense outpaced the decrease in interest and dividend income. The decrease in interest and dividend income was attributable to a reduction in the average yield on interest-earning assets from 5.18% for the six months ended June 30, 2010 to 4.88% for the six months ended June 30, 2011, partially offset by increases of $43.1 million to the average balance of interest-earning assets. The decrease in interest expense was due to a reduction in the average cost of funds on interest-bearing liabilities from 2.00% for the six months ended June 30, 2010 to 1.75% for the six months ended June 30, 2011 primarily due to a decrease in interest rates paid on certificates of deposits, which declined from 2.32% for the six months ended June 30, 2010 to 1.96% for the six months ended June 30, 2011. Interest expense also decreased due to a reduction in outstanding borrowings offset by higher average balances of deposits. The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest-rate environment over the last several years. The Company has limited the effect of the lower interest rate environment on loan rates through pricing.

The Company’s provision for loan losses increased due to additional charges taken in the allowance for specific nonperforming loans based on management’s estimate of realizable value. Net charge-offs increased $2,223,328 from $1,242,851 for the six months ended June 30, 2010 to $3,466,179 for the six months ended June 30, 2011. The Company’s delinquency rate has improved from 2.38% at June 30, 2010 to 1.33% at June 30, 2011, as problem loans were charged-off, transferred to foreclosed real estate or worked out. The Company’s allowance for loan losses decreased from 1.25% of loan balances at June 30, 2010 to 1.01% of loan balances at June 30, 2011.

Noninterest income increased $217,357 primarily due to growth in service charge income of $120,178 and loan fees of $97,931 due to the increased asset size of the Bank and an increase in BOLI income of $113,290. Gains on loan sales and asset sales declined by $114,042 compared with the same period in 2010.

For the six months ended June 30, 2011, noninterest expense increased primarily due to growth in salary and benefits of $665,512 and increased foreclosure related costs of $244,522 compared to 2010. Compliance costs have continued to rise from the prior year, impacting salaries and benefits, data processing and legal and professional fees.

TRI-COUNTY FINANCIAL CORPORATION

	Three Months Ended
	June 30, 2011	June 30, 2010	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$9,904,432	$9,893,082	$11,350	0.11%
Interest expense	3,168,429	3,329,856	(161,427)	(4.85)%
Net interest income	6,736,003	6,563,226	172,777	2.63%
Provision for loan losses	890,861	804,430	86,431	10.74%
Noninterest income	952,599	744,344	208,255	27.98%
Noninterest expense	4,923,298	4,899,633	23,665	0.48%
Income tax expense	654,648	567,423	87,225	15.37%
Net income	1,219,795	1,036,084	183,711	17.73%
Net income available to common shareholders	$1,008,063	$824,352	183,711	22.29%
Share Data:
Basic net income per common share	$0.33	$0.28
Diluted net income per common share	$0.33	$0.27
Weighted average common shares outstanding:
Basic	3,024,625	2,984,808
Diluted	3,056,455	3,001,742

The increase in net income for the quarter ended June 30, 2011 from the comparable period in 2010 was due to increases in net interest income and noninterest income partially offset by increases in the provision for loan losses and noninterest expense.  The Company’s cost of funds continues to be the key driver of positive interest margin growth in the second quarter of 2011. The year-to-date average cost of the Company’s interest bearing liabilities has decreased 19 basis points from 1.94% at December 31, 2010 to 1.75% at June 30, 2011 and is 25 basis points lower than the comparable period in the prior year. The Company’s provision for loan losses increased in the second quarter due to additional charges taken in the allowance for specific nonperforming loans based on management’s estimate of realizable value.

Noninterest income increased $208,255 primarily due to growth in service charge income of $97,263 and loan fees of $110,245 due to the increased asset size of the Bank and an increase in BOLI income of $58,341. Gains on loan sales and asset sales declined by $57,594 compared with the same period in 2010. For the quarter ended June 30, 2011, noninterest expense increased $23,665 as growth in salary and benefits of $276,572 were offset against $287,934 for a valuation allowance on foreclosed real estate taken in the comparable period in 2010 compared to no allowance taken in the three months ended June 30, 2011.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland and Dahlgren, Virginia (approved).

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of June 30, 2011. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2010. The results of operations for the three and six months ended June 30, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year.